                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              ANALOG DEVICES, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

ANALOG LETTERHEAD

                                                                February 6, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on March 10, 1998 at the Hilton Hotel at Dedham Place, Dedham, Massachusetts.

     As shown in the stock performance chart included in the Proxy Statement, Analog Devices' stock price has outperformed both the S&P 500 and the S&P Technology Sector over the last five years. At Analog, we are proud of this performance. During this five-year period, we transformed Analog from a company with a significant portion of its business derived from high performance military signal processing applications into a company which is now serving the high performance signal processing needs for many of the world's fastest growing industrial, communications and computer companies. I encourage you to read the enclosed Annual Report to Stockholders to learn more about how we have positioned Analog Devices for the future.

     An important item at the Annual Meeting, recommended unanimously for approval by the Board of Directors, is the proposed 1998 Stock Option Plan. Like our competitors, Analog Devices has long utilized employee stock options as an important means of attracting and retaining talented employees. Stock options have become particularly important in recent years as competition for scarce talent has become intense. Our employees are the most critical resource required for growth in the rapidly changing technological environment in which we compete.

     Analog Devices has always believed that its employee stock options should have a long-term focus to more closely align our employees' long-term interests to those of the Company's shareholders. Therefore, the vesting of its employee stock options has historically been deferred until three years after the grant date. They then become exercisable in installments of one third each year, in the third, fourth and fifth years after the grant date. It is the intention of the Company to continue this practice under the new plan. This vesting requirement has resulted in a large number of outstanding options at any point in time. Currently only 22% of outstanding options are exercisable and almost one half are not exercisable until the year 2000 or later.

     We also believe that stock options should be granted to a broad group of employees who are critical to the long-term success of the Company. For example, the options granted in December 1997 were distributed among approximately 1,600 employees, of which only 14% were granted to corporate officers.

     The December 1997 stock option grants for fiscal year 1998 equalled approximately 3.5% of the outstanding shares. A survey of various other companies indicated that while this is competitive with some companies, it is significantly less than the percentages being granted by many of our competitors. Although we continually review our practice relative to competitors, we presently believe the 15 million shares being requested for shareholder approval at the Annual Meeting should provide sufficient shares for option grants for approximately the next three years.

     Your support of the Board of Directors' recommendations is important to the Company's ability to attract and retain a talented and motivated workforce. Please review the enclosed proxy materials and take the time to cast your vote.

     Sincerely yours,

    /s/ Ray Stata                               /s/ Jerald G. Fishman
    Ray Stata                                   Jerald G. Fishman
    Chairman of the Board                       President and Chief Executive Officer

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 10, 1998

To the Stockholders:

     The 1998 Annual Meeting of Stockholders of Analog Devices, Inc. (the "Company") will be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 10, 1998 at 10:00 a.m. (Local Time) to consider and act upon the following matters:

        1. To elect two members to the Board of Directors to serve as Class II Directors for a term of three years.

        2. To approve the Company's 1998 Stock Option Plan.

        3. To approve amendments to the Company's 1994 Director Option Plan.

        4. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 31, 1998.

        5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on January 23, 1998 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the meeting.

                                          By order of the Board of Directors,

                                          PAUL P. BROUNTAS, Clerk

Norwood, Massachusetts
February 6, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 10, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on March 10, 1998 and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company.

     On January 23, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 162,276,676 shares of Common Stock of the Company, $.16 2/3 par value per share ("Common Stock"). Stockholders are entitled to one vote per share.

     The Company's Annual Report for the fiscal year ended November 1, 1997 is being mailed to stockholders concurrently with this Notice and Proxy Statement on or about February 6, 1998.

VOTING SECURITIES AND VOTES REQUIRED

     A majority of the issued and outstanding shares of Common Stock entitled to vote constitutes a quorum at the Meeting. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Meeting is required for the approval of other matters to be voted at the Meeting.

     Both abstentions and broker non-votes are counted as present for the purpose of determining the existence of a quorum for the transaction of business. However, for purposes of determining the number of shares voting on a particular proposal, abstentions and broker non-votes are not counted as votes cast or shares voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated, the table set forth below provides information, as of December 31, 1997, regarding the ownership of the Company's Common Stock by (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group:

                                                                  SHARES OF         PERCENTAGE
                                                                   COMMON               OF
                                                                    STOCK             COMMON
                                                                BENEFICIALLY          STOCK
                        BENEFICIAL OWNER(1)                       OWNED(2)        OUTSTANDING(3)
     ---------------------------------------------------------  -------------     --------------
     Directors, Nominees for Director and Executive Officers:
          John L. Doyle.......................................       62,399(4)            *
          Jerald G. Fishman...................................       65,964(5)            *
          Samuel H. Fuller....................................       31,000(6)            *
          Charles O. Holliday, Jr. ...........................          220               *
          Gordon C. McKeague..................................       71,000(6)            *
          Joel Moses..........................................       34,748(7)            *
          F. Grant Saviers....................................           --               *
          Ray Stata...........................................    2,852,957(8)         1.8%
          Lester C. Thurow....................................       76,180(9)            *
          David D. French.....................................      160,276(10)           *
          Brian P. McAloon....................................      136,404(11)           *
          Joseph E. McDonough.................................      122,248(12)           *
     All directors and officers as a group (19 persons).......    4,281,127(13)        2.6%

---------------
  * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

 (1) The Company is not aware of any stockholder who owned more than 5% of the shares of the outstanding shares of Common Stock as of December 31, 1997.

 (2) The number of shares of Common Stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares which the person has the right to acquire within 60 days after December 31, 1997. Unless otherwise indicated, each person referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (3) Number of shares deemed outstanding with respect to any particular stockholder includes 162,201,029 shares outstanding as of December 31, 1997, plus any shares subject to options held by the person or persons in question that are exercisable within 60 days after December 31, 1997.

 (4) Includes options for the purchase of 60,000 shares of Common Stock which are exercisable within 60 days after December 31, 1997.

 (5) Includes options for the purchase of 53,180 shares of Common Stock which are exercisable within 60 days after December 31, 1997.

 (6) Includes options for the purchase of 31,000 shares of Common Stock which are exercisable within 60 days after December 31, 1997.

 (7) Excludes 269 shares of Common Stock held by Mr. Moses' wife, as to which Mr. Moses disclaims beneficial ownership. Includes options for the purchase of 31,000 shares of Common Stock held by Mr. Moses which are exercisable within 60 days after December 31, 1997.

 (8) Excludes 603,354 shares of Common Stock held by Mr. Stata's wife, as to which Mr. Stata disclaims beneficial ownership. Includes 2,203,059 shares of Common Stock held in charitable lead trusts. Also includes options for the purchase of 160,000 shares of Common Stock held by Mr. Stata which are exercisable within 60 days after December 31, 1997.

 (9) Includes options for the purchase of 56,000 shares of Common Stock which are exercisable within 60 days after December 31, 1997.

(10) Includes options for the purchase of 80,000 shares of Common Stock which are exercisable within 60 days after December 31, 1997.

(11) Includes options for the purchase of 56,002 shares of Common Stock which are exercisable within 60 days after December 31, 1997.

(12) Includes options for the purchase of 40,000 shares of Common Stock which are exercisable within 60 days after December 31, 1997.

(13) Includes options for the purchase of 861,282 shares of Common Stock held by eleven officers and five outside directors which are exercisable within 60 days after December 31, 1997.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, two of which consist of three directors each (Class I and Class III) and one of which consists of two directors (Class II). One class of directors is elected each year to serve for a three-year term. Class III Directors were elected at the 1996 Annual Meeting of Stockholders; Class I Directors were elected at the 1997 Annual Meeting of Stockholders; and Class II Directors will be elected at the Meeting. Members of each class will hold office until their successors have been duly elected and qualified.

     The nominees for Class II Directors, Messrs. Fishman and Saviers, are presently serving as directors of the Company. Mr. Fishman has been a director of the Company since 1991, and Mr. Saviers has been a director since December 1997. Gordon C. McKeague, who has served as a director since 1977, will retire from the Board at the Meeting and no director is being nominated at this time to take his place as a Class II Director; however, a third Class II Director may be appointed in the future by action of the Board of Directors. The persons named in the enclosed proxy will vote for the election of each of the nominees for Class II Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. Each of the nominees has indicated his willingness to serve, if elected. However, if any nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may reduce the number of directors.

     The following table sets forth the name, age, length of service as a director of each member of the Board of Directors, including the nominees for Class II Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 31, 1997, appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

                        NOMINEES FOR CLASS II DIRECTORS
                 (TERMS WILL EXPIRE AT THE 2001 ANNUAL MEETING)

     JERALD G. FISHMAN, age 52, has been a director of the Company since 1991. Mr. Fishman has been the President and Chief Executive Officer of the Company since November 1996 and he served as President and Chief Operating Officer of the Company from November 1991 to November 1996. Mr. Fishman served as Executive Vice President of the Company from 1988 to November 1991. He served as the Group Vice President-Components of the Company from 1982 to 1988. Mr. Fishman also serves as a director of Aware, Inc., Kollmorgen Corporation and Cognex Corporation.

     F. GRANT SAVIERS, age 53, has been a director of the Company since December 1997. Mr. Saviers has been Chairman of Adaptec, Inc. ("Adaptec") since August 1997 and President and Chief Executive

Officer of Adaptec since July 1995. He was President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation. Mr. Saviers also serves as a director of Ridge Technologies, Inc.

                              CLASS III DIRECTORS
                   (TERMS EXPIRE AT THE 1999 ANNUAL MEETING)

     JOHN L. DOYLE, age 66, has been a director of the Company since 1987. Mr. Doyle is retired. He was employed formerly by the Hewlett-Packard Company where he served as the Executive Vice President of Business Development from 1988 through 1991; Executive Vice President, Systems Technology Sector from 1986 to 1988; Executive Vice President, Information Systems and Networks from 1984 to 1986; and Vice President, Research and Development, from 1981 to 1984. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp. from July 1993 to December 1993. Mr. Doyle also serves as a director of DuPont Photomasks, Inc. and Xilinx, Inc.

     SAMUEL H. FULLER, age 51, has been a director of the Company since 1994. Mr. Fuller has served as the Chief Scientist and Vice President of Technical Strategy of Digital Equipment Corporation since January 1996. He was Vice President of Research of Digital Equipment Corporation since 1983. Mr. Fuller is a member of the National Academy of Engineering and an IEEE Fellow. Mr. Fuller also serves as a director of INSO Corporation.

     RAY STATA, age 63, has been a director of the Company since 1965. He has served as the Chairman of the Board of Directors since 1973, as Chief Executive Officer from 1973 to November 1996 and as the President of the Company from 1971 to November 1991. Mr. Stata has also served as Acting General Manager, Micromachined Products Division, since September 1996. Mr. Stata also serves as a director of INSO Corporation, and Open Market, Inc.

                               CLASS I DIRECTORS
                   (TERMS EXPIRE AT THE 2000 ANNUAL MEETING)

     JOEL MOSES, age 56, has been a director of the Company since 1982. Mr. Moses has been Provost of the Massachusetts Institute of Technology since June 1995. Mr. Moses was the Dean of the School of Engineering at the Massachusetts Institute of Technology from January 1991 to June 1995. He has been the D.C. Jackson Professor of Computer Science and Engineering at the Massachusetts Institute of Technology since September 1989 and was a Visiting Professor of Business Administration at Harvard University from September 1989 to June 1990. Mr. Moses was the Head of the Department of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology from 1981 to 1989. Mr. Moses also serves as a director of Coltec Industries, Inc.

     LESTER C. THUROW, age 59, has been a director of the Company since 1988. He is a Professor of Management and Economics at the Massachusetts Institute of Technology and, from 1987 to 1993, was the Dean of the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Thurow also serves as a director of Grupo Casa Autrey S.A. de CV.

     CHARLES O. HOLLIDAY, JR., age 49, has been President of E. I. duPont de Nemours and Company ("DuPont") since October 1997 and member of the Office of Chief Executive of DuPont since October 1995. Mr. Holliday served as Chairman of DuPont Asia Pacific from July 1995 until November 1997, and as President of DuPont Asia Pacific from November 1990 to October 1995. He was Senior Vice President of DuPont from November 1992 to October 1995. From 1970 through November 1990, Mr. Holliday served in a number of positions with DuPont, including Vice President of DuPont Asia Pacific and global business manager of certain product lines. Mr. Holliday also serves as a director of DuPont Photomasks, Inc. and Pioneer Hi-Bred International, Inc.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee which held five meetings during the fiscal year ended November 1, 1997. The members of the Audit Committee during the fiscal year ended November 1, 1997 were Messrs. Doyle, Holliday, McKeague and Moses. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the selection, retention and termination, if necessary, of the Company's independent auditors. The Audit Committee also reviews the general scope of the Company's accounting and reporting policies, annual audits and internal control programs, matters relating to internal control systems and fees charged by the independent auditors.

     The Company has a standing Compensation Committee, which held three meetings during the fiscal year ended November 1, 1997. The members of the Compensation Committee during the fiscal year ended November 1, 1997 were Messrs. McKeague, Thurow and Fuller. The principal functions of the Compensation Committee are to make recommendations to the Board of Directors as to compensation arrangements, including the granting of stock options and restricted stock awards to officers of the Company.

     The Company has a standing Nominating Committee, which held two meetings during the fiscal year ended November 1, 1997. The members of the Nominating Committee during the fiscal year ended November 1, 1997 were Messrs. Doyle, Fuller and Stata. The principal functions of the Nominating Committee are to nominate persons to serve as members of the Company's Board of Directors, to recommend directors to serve on the various Board Committees and to recommend a successor to the chief executive officer whenever a vacancy occurs for any reason. The Nominating Committee will consider for nomination to the Board of Directors candidates suggested by the stockholders, provided that such recommendations are delivered to the Company, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See "Deadline for Submission of Stockholders Proposals for the 1999 Annual Meeting."

     During the fiscal year ended November 1, 1997, the Board of Directors of the Company held seven meetings. All directors, during the time which they served as directors, attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which they respectively served.

DIRECTORS' COMPENSATION

     Each Director who is not an employee of the Company is paid an annual fee of $20,000, up to $2,500 for attendance at each meeting of the Board and $1,000 for each committee meeting, plus expenses.

     Directors who are not employees of the Company ("Non-Employee Directors") are entitled to participate in the Company's 1994 Director Option Plan ("1994 Director Plan"). Each Non-Employee Director who was a member of the Board of Directors on December 7, 1994 received an option on that date to purchase 10,500 shares of Common Stock and is entitled to receive an annual option grant of 10,500 shares for each of the three succeeding anniversaries of the initial grant date. Each Non-Employee Director who was first elected to the Board after December 7, 1994 received an initial option on the date of his election to purchase 10,500 shares of Common Stock and is entitled to receive an annual option grant of 10,500 shares on each of the three succeeding anniversaries of the date he was first elected. Each option granted under the 1994 Director Plan has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and becomes exercisable, subject to the optionee's continued service as a director of the Company, on a cumulative basis in three equal annual installments on the succeeding three anniversaries of the date of grant. On March 11, 1997, Mr. Holliday was granted an option for the purchase of 10,500 shares of Common Stock at an exercise price of $22.50 per share. On December 7, 1997, Messrs. Doyle, Fuller, McKeague, Moses and Thurow were each granted an option for the purchase of 10,500 shares of Common Stock, at an exercise price of $29.94 per share. On December 10, 1997, Mr. Saviers was granted an option for the purchase of 10,500 shares of Common Stock at an exercise price of $27.19. As of December 31, 1997, options for the purchase of a total of 241,500 shares of Common Stock had been granted under the 1994 Director Plan.

     For information relating to amendments to the 1994 Director Option Plan to be voted upon at the Meeting, see "APPROVAL OF AMENDMENTS TO 1994 DIRECTOR OPTION PLAN."

TRANSACTIONS WITH DIRECTORS

     The Company purchases certain products from DuPont. Mr. Holliday is President of DuPont. During fiscal 1997, the Company purchased an aggregate of approximately $320,000 of products from DuPont and its affiliates.

     The Company sells certain products to Acacia Networks, Inc. ("Acacia"). Mr. Stata is Chairman of the Board of Directors of Acacia. In addition, he beneficially owns approximately 42.9% of Acacia's outstanding shares. During fiscal 1997, the Company sold an aggregate of approximately $397,000 of products to Acacia.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers on November 1, 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                   ----------------------
                                              ANNUAL COMPENSATION                          AWARDS
                                 ---------------------------------------------     ----------------------
                                                                     OTHER         RESTRICTED
                                                                     ANNUAL          STOCK        OPTIONS/      ALL OTHER
           NAME AND                       SALARY       BONUS      COMPENSATION       AWARDS        SARS        COMPENSATION
      PRINCIPAL POSITIONS        YEAR     ($)(1)      ($)(1)         ($)(2)          ($)(3)       (#)(4)          ($)(5)
-------------------------------  ----     -------     -------     ------------     ----------     -------      ------------
Jerald G. Fishman                1997     660,253     494,684        129,314              --      270,000(6)      90,208
  President and Chief            1996     621,596     710,453         52,845              --      300,000(6)      90,913
  Executive Officer              1995     610,569     549,110             --              --      270,000(6)       1,161

Ray Stata                        1997     507,958     349,091             --              --      100,000         69,546
  Chairman of the Board(7)       1996     595,350     680,419             --              --      200,000         87,618
                                 1995     630,611     566,830             --              --      270,000         10,500

Brian P. McAloon                 1997     323,622     149,147         28,250         345,000       27,000         38,133
  Vice President, Sales          1996     310,475     236,569         11,997         325,000       40,000         37,813
                                 1995     297,922     185,160             --              --      105,000         10,500

Joseph E. McDonough              1997     302,509     139,477         27,099         345,000       27,000         34,166
  Vice President, Finance        1996     283,541     216,051          9,872         325,000       40,000         34,159
  and Chief Financial Officer    1995     261,172     163,193             --              --       90,000         10,500

David D. French                  1997     245,031     112,976          2,813         345,000       27,000         26,914
  Vice President and             1996     232,017     154,688            511         325,000       30,000         26,590
  General Manager, Computer
  Products Division(8)

---------------
(1) Amounts shown represent compensation earned by the Named Executive Officers in the fiscal years presented, including amounts contributed at the election of these officers to the Company's defined and deferred contribution plans.

(2) Amounts shown as "Other Annual Compensation" represent amounts earned by the Named Executive Officers at "above market" rates on deferred compensation for each fiscal year.

(3) The value of restricted stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. As of the end of fiscal 1997, the number and value of aggregate restricted stock holdings were as follows: 65,000 shares ($1,986,400) by Mr. McAloon, 65,000 shares ($1,986,400) by Mr. McDonough and 65,000 shares ($1,986,400) by Mr. French.

(4) Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and becomes exercisable, subject to the optionee's continued service as an employee of the

    Company, in three equal installments, on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant (except as set forth in note (6) below).

(5) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the Named Executive Officers under the Company's retirement arrangements.

(6) Option is not exercisable until the fifth anniversary of the date of grant.

(7) Mr. Stata has also served as Acting General Manager, Micromachined Products Division, since September 1996.

(8) Mr. French was elected an executive officer of the Company effective March 12, 1996. Amounts reflected in the table includes compensation paid to Mr. French in all capacities during fiscal 1996.

OPTION GRANT TABLE

     The following table sets forth certain information regarding options granted during the fiscal year ended November 1, 1997 by the Company to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                          --------------------------------------------------------------------------------
                                         PERCENT
                                           OF                                       POTENTIAL REALIZABLE
                                          TOTAL                                           VALUE AT
                          NUMBER OF     OPTIONS/                                       ASSUMED ANNUAL
                          SECURITIES      SARS                                         RATES OF STOCK
                          UNDERLYING     GRANTED                                     PRICE APPRECIATION
                          OPTIONS/         TO         EXERCISE                           FOR OPTION
                            SARS        EMPLOYEES      OR BASE                             TERM(4)
                           GRANTED      IN FISCAL       PRICE       EXPIRATION     -----------------------
          NAME             (#)(1)        YEAR(2)      ($/SH)(3)        DATE          5%($)        10%($)
------------------------  ---------     ---------     ---------     ----------     ---------     ---------
Jerald G. Fishman.......   270,000         6.7%         23.00        2/20/07       3,905,436     9,897,141
Ray Stata...............   100,000         2.5%         23.00        2/20/07       1,446,458     3,665,608
Brian P. McAloon........    27,000         0.7%         23.00        2/20/07         390,544       989,714
Joseph E. McDonough.....    27,000         0.7%         23.00        2/20/07         390,544       989,714
David D. French.........    27,000         0.7%         23.00        2/20/07         390,544       989,714

---------------

(1) Represents options granted pursuant to the Company's 1988 Stock Option Plan. The option granted to Mr. Fishman first becomes exercisable in its entirety on the fifth anniversary of the date of grant. Options granted to Messrs. Stata, McAloon, McDonough and French become exercisable on a cumulative basis with respect to one-third of the shares subject to the option on each of the third, fourth and fifth anniversaries of the date of grant.

(2) Calculated based on an aggregate of 4,007,704 options granted under the Company's 1988 Stock Option Plan to employees during fiscal 1997.

(3) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(4) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock.

     On December 16, 1997, Messrs. Fishman, Stata, McAloon, McDonough and French were granted options to purchase 300,000, 100,000, 35,000, 35,000 and 35,000 shares of Common Stock of the Company, respectively, at an exercise price of $24.06, the fair market value per share on the date of grant. The option granted to Mr. Fishman first becomes exercisable in its entirety on the fifth anniversary of the date of grant, except that it becomes exercisable in accordance with the Company's normal vesting schedule after three years in the event that the Company terminates Mr. Fishman's employment for any reason other than for cause after the third anniversary but prior to the fifth anniversary of the grant date. In addition, options previously granted to Mr. Fishman in 1993 provide that if his employment is terminated without cause prior to the fifth anniversary of the grant date, all of such options shall become immediately exercisable in full. The options granted to Messrs. Stata, McAloon, McDonough and French become exercisable on a cumulative basis with respect to one-third of the shares subject to the option on each of the third, fourth and fifth anniversaries of the date of grant. In addition, Messrs. McAloon, McDonough and French were granted restricted stock awards of 12,500 shares each.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended November 1, 1997 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on November 1, 1997:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                       VALUE OF
                                                               NUMBER OF             UNEXERCISED
                                                              UNEXERCISED            IN-THE-MONEY
                                                                OPTIONS                OPTIONS
                                 SHARES                        AT FISCAL          AT FISCAL YEAR-END
                                ACQUIRED                       YEAR-END                 ($)(2)
                                   ON          VALUE       -----------------     --------------------
                                EXERCISE     REALIZED        EXERCISABLE/            EXERCISABLE/
             NAME                 (#)         ($)(1)         UNEXERCISABLE          UNEXERCISABLE
------------------------------  --------     ---------     -----------------     --------------------
Jerald G. Fishman.............   260,838     6,545,285      53,180/1,080,000     1,450,219/17,462,700
Ray Stata.....................   200,000     4,632,028     100,000/ 810,000      2,727,000/14,746,500
Brian P. McAloon..............    29,000       627,982       6,002/ 202,000        163,675/ 3,614,670
Joseph E. McDonough...........    35,000       838,600        --  / 177,000         --    / 3,074,820
David D. French...............        --            --      40,000/ 167,000      1,053,300/ 2,931,720

---------------

(1) Value represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Value of unexercised in-the-money options represents the difference between the closing price of the Company's Common Stock on the last business day of fiscal 1997 and the exercise price of the option, multiplied by the number of shares subject to the option.

SEVERANCE AND OTHER AGREEMENTS

     The Company has Employee Retention Agreements (the "Agreements") with each of its 12 current executive officers and with 22 additional key managers. The Retention Agreements are automatically extended on an annual basis unless the Company provides at least three months' notice that an agreement will not be extended. The Retention Agreements provide for severance benefits if either (i) the employment of the employee is terminated by the Company (other than for cause or by reason of his death or disability) or by the employee for Good Reason (as defined in the Retention Agreements) within 24 months after a Change in Control (as defined in the Retention Agreements) which is approved by the Board of Directors; or (ii) the employment of the employee terminates or is terminated for any reason (other than for cause or by reason of his death or disability) within 12 months after a Change in Control which is not approved by the Board of Directors. Each Retention Agreement provides that, in the event of a Potential Change in Control (as defined in the Retention Agreements), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

     The Retention Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% of the sum of the employee's annual base salary plus the aggregate cash bonuses paid or awarded to him in respect of the four fiscal quarters preceding his termination (299% in the case of 11 of the 34 employees who are parties to such agreements, including Messrs. Stata, Fishman, McAloon, McDonough and French); and (ii) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, to the extent that payments to the employee pursuant to his Retention

Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Retention Agreement provides for the payment of an additional amount such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

     The Company's Employee Change in Control Severance Policy and Senior Management Change in Control Severance Policy provide each employee of the Company (other than those who are party to Retention Agreements) with a lump-sum severance payment, based on length of service with the Company, in the event of the termination of his or her employment under certain circumstances within 18 months after a Change in Control (as defined in such policies). Such severance payments range from a minimum of two weeks of annual base salary (for an hourly employee with less than five years of service) to a maximum of 104 weeks of base salary plus an amount equal to the aggregate cash bonuses paid or awarded to the employee in respect of the four fiscal quarters preceding termination (for a senior management employee with at least 21 years of service).

     In addition to the foregoing agreements and policies, the Company's 1988 Stock Option Plan and 1991 Restricted Stock Plan provide for immediate vesting of all outstanding awards upon any Change in Control (as defined in such plans) of the Company. For information relating to accelerated vesting of stock options to be granted under the 1998 Stock Option Plan, see "APPROVAL OF 1998 STOCK OPTION PLAN."

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the Company in achieving its business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants and restricted stock awards. All executive officers are reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 1997 as they affected each of the executive officers.

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of stockholders.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long-term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent, the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for the Company's executives consists of three principal elements -- base salary, cash bonus and equity in the form of stock options and restricted stock awards.

-  CASH COMPENSATION

     Annual cash compensation consists of two elements -- base salary and bonus. In setting the annual cash compensation for Company executives, the Compensation Committee reviews compensation for comparable positions in a group of approximately 20 companies selected by the Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. The Company also regularly compares its pay practices with other leading companies through reviews of survey and proxy data.

     Increases in annual base salary are based on a review and evaluation of the performance of the operation or activity for which the executive has responsibility, the impact of that operation or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside the Company.

     The cash bonus is tied directly to the attainment of financial performance targets approved by the Board of Directors. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization to reflect the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. The cash bonus is dependent solely on corporate performance.

     All of the Company's employees, including its executive officers, participated in the Company's bonus plan (the "Bonus Plan") in fiscal 1997, except those employees on commission plans or in some non-U.S. locations. The purpose of the Bonus Plan is to recognize and reward the contribution of all employees in achieving the Company's goals and objectives. In fiscal 1997 the Bonus Plan provided for the payment of a semi-annual cash bonus based on the average of the Company's revenue growth over the same period in the prior year and the Company's Operating Profit Before Taxes ("OPBT") as a percentage of sales. Each employee, including executives, is assigned a Bonus Target, calculated as a percentage of such employee's base salary, determined by comparing competitive data by position. Depending on revenue growth and OPBT levels achieved, the cash bonus is paid as a multiple of the Bonus Target, ranging from zero to a maximum of 2.5.

-  EQUITY OWNERSHIP

     Total compensation at the executive level also includes long-term incentives afforded by stock options and restricted stock awards. The purpose of the Company's stock ownership program is to (i) reinforce the mutuality of long-term interests between employees and the stockholders; and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors, mostly engineers, who are essential to the Company's success.

     The design of the Company's stock programs includes longer vesting periods to optimize the retention value of these options and to orient the Company's managers to longer-term success. Generally, stock options vest in three equal installments on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant. Restricted stock awards vest 100% after five years. Generally, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards. While the Company believes that these longer vesting periods are in the best interest of stockholders, they tend to increase the number of options outstanding compared to companies with shorter vesting schedules.

     The size of stock option awards is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. The exercise price of options granted by the Company is set at 100% of the fair market value per share on the date of grant. Prior to determining the fiscal 1997 option grants to the Company's executives (as described below), the Compensation Committee reviewed survey information of the stock option programs of competitors and other companies with comparable capitalizations. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule, and not by the Compensation Committee.

     The Company's 1991 Restricted Stock Plan provides for the award of restricted stock for a nominal, if any, purchase price. Shares awarded under the plan are subject, for a period of five years (the "Restricted Period"), to certain restrictions upon transfer and provisions relating to forfeiture in the event of termination of employment. If the employment of a recipient of an award is terminated prior to the end of the Restricted Period for any reason other than death or disability, all shares of Common Stock covered by the award shall be offered promptly for resale by the recipient to the Company at the original purchase price per share. Since the restricted shares are issued at nominal consideration, the entire value of the shares will constitute additional compensation to the individual at the time of vesting.

  Chief Executive Officer Fiscal 1997 Compensation

     Mr. Fishman, in his capacity as President and Chief Executive Officer, is also eligible to participate in the same executive compensation program available to the Company's other senior executives. The Compensation Committee has set Mr. Fishman's total annual compensation, including compensation derived from the Company's bonus program and stock option program, at a level it believes to be competitive with other companies in the industry.

     During fiscal 1997, Mr. Fishman's annual base salary was increased $61,100 from $610,900 to $672,000. He was awarded a fiscal 1997 bonus of $494,684 which represented approximately 115% of his Bonus Target (based on a target bonus of 65% of his base salary received during fiscal 1997), reflecting the Company's attainment of revenue growth of 4% and OPBT of 18.8% for the entire fiscal year.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer or any one of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Committee does not currently intend to qualify the Bonus Plan as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.
                                            Compensation Committee,

                                            Samuel H. Fuller, Chairman
                                            Gordon C. McKeague
                                            Lester C. Thurow

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Fuller, McKeague and Thurow.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that, except as follows, all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act. In August 1997, Mr. Brown filed a Form 4 for the month of July 1997 that was 10 days late.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since October 31, 1992 with the cumulative total return for the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index. This graph assumes the investment of $100 on October 31, 1992 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index and assumes dividends are reinvested. Measurement points are at October 31 for each respective year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG ANALOG DEVICES, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX


                         10/92    10/93     10/94     10/95     10/96     10/97
                         -----    -----     -----     -----     -----     -----
Analog Devices, Inc.      $100     $185      $298      $452      $488      $764

S&P 500                   $100     $115      $119      $151      $187      $247

S&P Technology Sector     $100     $124      $151      $228      $276      $403

                       APPROVAL OF 1998 STOCK OPTION PLAN

     On January 15, 1998, the Board of Directors (the "Board") of the Company adopted, subject to stockholder approval, the 1998 Stock Option Plan (the "1998 Plan"). Up to 15 million shares of Common Stock (subject to adjustment in the event of stock splits, stock dividends and other similar events) may be issued pursuant to options granted under the 1998 Plan. The Board believes that the attraction and retention of talented, motivated employees are essential to the Company's continued growth and success and that an incentive plan such as the 1998 Plan is necessary for the Company to remain competitive in its compensation practices.

     The 1998 Plan is intended to replace the Company's 1988 Stock Option Plan (the "1988 Plan"), which expires by its terms on December 15, 1999. As of December 31, 1997, options to purchase 21,304,934 shares of Common Stock were outstanding under the 1988 Plan and an additional 1,930,462 shares were reserved for future option grants. Therefore, if the 1998 Plan is not approved, only 1,930,462 shares will be available for future option grants, except for shares which may become available upon termination or cancellation of outstanding options. If the 1998 Plan is approved by the stockholders, no additional options will be granted under the 1988 Plan.

PLAN ADMINISTRATION

     The 1998 Plan is administered by the Board. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 Plan and to interpret the provisions of the 1998 Plan. Pursuant to the terms of the 1998 Plan, the Board may delegate authority to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the Compensation Committee (composed solely of outside directors) to administer the 1998 Plan, including the grant of options to executive officers. The Compensation Committee or any executive officer to whom the Compensation Committee may delegate authority selects the recipients of options and determines (i) the number of shares of Common Stock covered by the options, (ii) the dates upon which such options become exercisable, (iii) the exercise price of such options and (iv) the duration of such options.

     The 1998 Plan provides for appropriate adjustments to the shares authorized for issuance under the 1998 Plan and to any outstanding options to reflect stock dividends, stock splits, recapitalizations and certain other similar events. If any option expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such option will again be available for grant under the 1998 Plan to the extent permitted by applicable laws.

     The 1998 Plan is designed to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code ("Code") with respect to certain compensation. Under the Code, the Company may not deduct compensation paid to certain executive officers to the extent that aggregate compensation exceeds $1 million in any one year for any one such officer. Section 162(m) provides exceptions for performance-based compensation meeting certain requirements.

STOCK OPTIONS

  Eligibility

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted options under the 1998 Plan. Under present law, however, incentive stock options may only be granted to employees. To satisfy the requirements of Section 162(m) of the Code, the 1998 Plan provides that the maximum number of shares upon which options may be granted to an optionee may not exceed 750,000 shares in any calendar year. The specific individuals and classes of individuals who are to receive grants pursuant to the 1998 Plan, and the specific amounts of such grants, have not yet been determined and are not currently determinable.

  Option Exercise Price; Option Exercise

     The 1998 Plan provides for the grant of incentive stock options (intended to qualify under Section 422 of the Code) and non-statutory options at specified option exercise prices. The exercise price of each option shall not be less than 100% (110% in the case of incentive stock options granted to 10% or greater stockholders) of the fair market value of the Common Stock at the time the option is granted.

     Options shall vest and be exercisable in such installments and during such periods as may be fixed by the Compensation Committee at the time of grant. Generally, the vesting of options will be subject to continued employment by the Company; however, the Compensation Committee has the authority to accelerate vesting at its discretion. Incentive stock options may not be exercisable after the expiration of ten years from the date of grant.

  Payment

     Payment of the exercise price shall be made upon exercise of all or a portion of any option. The 1998 Plan permits the Board to determine the manner of payment of the exercise price of options, including payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

  Termination of Employment

     Termination of employment with the Company shall terminate remaining rights under options then held, provided, that vested options will generally be exercisable for a specified period of time after termination; and the length of such period will vary depending on the reason for termination, e.g. termination with or without cause, or by reason of death or disability. The Compensation Committee may extend the post-termination period of exercisability of an option provided that the extension does not extend the original maximum term of the option.

  Transferability of Options

     Except as the Compensation Committee may otherwise provide, options shall not be transferable other than by will or the laws of descent and distribution. Options are exercisable during the optionee's lifetime only by the optionee, or by the optionee's authorized representative in case of the optionee's disability or incapacity.

OTHER PLAN PROVISIONS

  Amendment/Cancellation and New Option Grants

     The 1998 Plan authorizes the Board, with the consent of the applicable optionees, to amend any or all outstanding stock options to provide an option exercise price per share which may be lower or higher than the original exercise price and/or to cancel any such options and in substitution therefor to grant new options covering the same or different number of shares of Common Stock having an option exercise price per share which may be lower or higher than the exercise price of the canceled options, provided that the per share exercise price is not less than the then fair market value per share of Common Stock. While this authority has previously existed, the Board has only exercised it once, in 1987, when the exercise prices of the Company's then outstanding stock options significantly exceeded the then trading price of the Common Stock.

LIQUIDATION; CHANGE IN CONTROL; ACQUISITION EVENT

     The 1998 Plan provides that in the event of a liquidation or dissolution of the Company, all then unexercised options, including unvested options, shall become exercisable in full prior to the effective date of the liquidation or dissolution.

     In the event of a Change in Control, one-half of the shares of Common Stock subject to then outstanding non-vested options shall become immediately exercisable and the remaining one-half of the non-vested options shall continue to vest in accordance with the original vesting schedules of such options, provided that any remaining non-vested options held by an optionee shall vest and become exercisable in full if, on or prior to the first anniversary of the Change in Control, such optionee's employment is terminated without Cause or for Good Reason.

     A Change in Control occurs if: (i) any person becomes a beneficial owner of 30% or more of the Company's outstanding shares of Common Stock, subject to certain specified exceptions; (ii) if and when a majority of the members of the Board is comprised of individuals who were not members of the Board on the date of adoption of the 1998 Plan ("Controlling Directors") or who were not nominated or elected subsequent to that date by at least a majority of the Controlling Directors; or (iii) the Company's stockholders approve a merger, consolidation, reorganization or statutory share exchange involving the Company or a sale of all or substantially all of the assets of the Company, unless the owners of the Company's voting stock immediately prior to such event own more than 50% of the Company's outstanding voting stock immediately after such event and no person owns 30% or more of the outstanding shares of the acquiring entity or of the combined voting power of the acquiring entity. The acceleration of the vesting of options in the event of a Change in Control may have the incidental effect of increasing the net cost of such change, and, theoretically, could render a Change in Control more difficult or discourage it.

     The 1998 Plan also provides that if an Acquisition Event occurs, the Board shall provide that all the outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding entity, and if not, all then unexercised options, including all non-vested options, will become exercisable in full and will terminate immediately prior to the consummation of the Acquisition Event except to the extent previously exercised. If such options are assumed or replaced with substituted options, they will continue to vest in accordance with their original vesting schedules; provided, however, that if the Acquisition Event also constitutes a Change in Control, one-half of the then outstanding non-vested options shall become immediately exercisable in full and the remaining one-half held by an optionee shall vest and become exercisable if, on or prior to the first anniversary of the Acquisition Event, such optionee's employment is terminated without Cause or for Good Reason.

     An "Acquisition Event" means (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or (ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange.

     "Good Reason" means any significant diminution in an optionee's title, authority or responsibilities after a Change in Control or Acquisition Event, a reduction in compensation or a relocation of the optionee beyond a specified distance; and "Cause" means willful failure by an optionee to perform his or her material responsibilities to the Company or willful misconduct by the Optionee which affects the business reputation of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 1998 Plan and with respect to the sale of Common Stock acquired under the 1998 Plan.

  Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an Incentive Stock Option ("ISO"), but instead will recognize taxable income only upon the sale of Common Stock acquired through the exercise of an ISO. The exercise of an ISO, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling Common Stock acquired upon exercise of an ISO ("ISO Stock") will vary with the length of time that the participant has owned the ISO Stock prior to the time it is sold. If the participant sells ISO Stock at least two years after the date the option was granted (the "Grant Date") and one year after the date the option was exercised (the "Exercise Date"), then the participant will recognize a long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price and less than two years after the Grant Date or one year after the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize a capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Non-statutory Stock Options

     As in the case of an ISO, a participant will not recognize taxable income upon the grant of a non-statutory stock option ("NSO"). Unlike the case of an ISO, however, a participant who exercises a NSO generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired upon exercise of the NSO ("NSO Stock") over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize a capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. The capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

  Maximum Income Tax Rates on Capital Gain and Ordinary Income

     Long-term capital gains will be taxable at a maximum rate of 20% if attributable to Common Stock held for more than eighteen months and at a maximum rate of 28% if attributable to Common Stock held for more than one year but not more than eighteen months. Short-term capital gains and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

  Tax Consequences to the Company

     The grant of an option under the 1998 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an ISO nor the sale of any Common Stock acquired under the 1998 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1998 Plan or as a result of the exercise of a NSO or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the 1998 Plan who are employees or otherwise subject to withholding in connection with the exercise of a NSO.

     The Board of Directors believes approval of the 1998 Plan is in the best interests of the Company and its stockholders and recommends a vote FOR its approval.

              APPROVAL OF AMENDMENTS TO 1994 DIRECTOR OPTION PLAN

     The Board of Directors believes that the continued growth and success of the Company depends, in part, on encouraging ownership in the Company by Non-Employee Directors whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company. A total of 400,000 shares (after adjusting for stock splits) of the Company's Common Stock is authorized to be issued under the 1994 Director Option Plan (the "1994 Director Plan"). On January 15, 1998, the Board of Directors adopted, subject to stockholder approval, amendments to the Company's 1994 Director Plan. Options for an aggregate of 241,500 shares of Common Stock, net of forfeitures, have been granted under the 1994 Director Plan since the adoption of the Plan on December 7, 1994, leaving a balance of 158,500 shares of Common Stock available for future option grants.

     The amendments provide for:

          (i) An increase in the number of shares available for issuance under the plan from 400,000 (as adjusted for stock splits) shares to 550,000.

          (ii) Extension of the plan's termination date from December 6, 1999 to March 31, 2001.

          (iii) Deletion of the provision which authorizes annual grants for each of the three years from December 7, 1994 and substitution therefor of a new provision which authorizes the grant of an annual option on each Anniversary Date (as defined below) until the date of termination of the Plan.

          (iv) Amendment of the section of the plan which requires that any option be exercised (to the extent then exercisable) by a Non-Employee Director within 90 days after he ceases to serve as a Director to provide that if he terminates his service as a Director to become an employee of the Company, all options granted to him as a Non-Employee Director shall continue to vest so long as he remains as an employee and must be exercised within 90 days after he is no longer employed by the

     Company, except for such longer periods of exercise applicable if his employment terminates by reason of retirement, death, or disability.

     The Company believes that the amendment described under clause (iv) is beneficial to the Company because it enables a Non-Employee Director who is asked to give up his directorship to become an employee of the Company to retain the benefit of options previously granted to him in his capacity as a director.

ADMINISTRATION; ELIGIBILITY AND NUMBER OF SHARES

     The Board supervises and administers the 1994 Director Plan. Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to participate in the 1994 Director Plan.

     The 1994 Director Plan, as currently in effect, provides for the grant of an option to purchase 10,500 shares of Common Stock (as adjusted for stock splits) to all Non-Employee Directors serving as members of the Board on the date such Plan was adopted, December 7, 1994 ("Incumbent Director"). It also provides for the grant to each Non-Employee Director, who was first elected to the Board after December 7, 1994 ("New Director") of an option to purchase 10,500 shares of Common Stock. In addition, the 1994 Director Plan provides that on December 7 of each of the three years after 1994 with respect to Incumbent Directors, and on each of the three anniversaries of the date of first election with respect to New Directors, the Company will grant each Non-Employee Director an option to purchase 10,500 shares of Common Stock (each December 7 and each such date of first election, an "Anniversary Date").

TERMS OF OPTIONS

     Each option granted under the 1994 Director Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant and will be exercisable on a cumulative basis in annual installments of one-third each on the succeeding three anniversaries of the date of grant. Exercisability of these options is conditional upon continuous service as a director.

     The exercise price of each such option may be paid in cash or check payable to the order of the Company, by the delivery of Common Stock of the Company already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or a combination of such methods of payment. Each option granted is not transferable except by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code). If the optionee becomes disabled or dies while serving as a director, the option will vest in full and the optionee or his or her representative may exercise the option in full during the year following his or her disability or death. If the optionee ceases to be a director by reason of retirement of the optionee as a director at the retirement age determined by the Company or by reason of the Company's failure to nominate the optionee for reelection as a director (excluding such director's refusal to serve as a director), each option granted under the 1994 Director Plan then held by such director will be exercisable for the number of shares then vested and exercisable plus the shares which would otherwise become vested and exercisable at the date of the next succeeding Anniversary Date. No option may be exercised more than ten years after the date of grant.

     The 1994 Director Plan provides that in the event of a Change in Control, all options outstanding as of the date that such Change in Control occurs shall become exercisable in full, including non-vested options. The term "Change in Control" encompasses similar types of events that trigger a Change in Control for purposes of the 1998 Plan (see above).

     See "APPROVAL OF 1998 STOCK OPTION PLAN -- Federal Income Tax Consequences -- Non-Statutory Stock Options" for a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 1994 Director Plan and with respect to the sale of Common Stock acquired under the 1994 Director Plan.

BOARD RECOMMENDATION

     The Board of Directors believes that the approval of the amendments to the 1994 Director Plan is in the best interests of the Company and its stockholders and recommends a vote FOR their approval.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending October 31, 1998. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist with the solicitation of proxies. The Company expects to pay CIC less than $10,000 for such services. In addition to solicitations by mail, CIC and the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Norwood, Massachusetts not later than October 9, 1998 for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors,

                                             PAUL P. BROUNTAS, Clerk

February 6, 1998

     THE MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      APPENDIX A


                              ANALOG DEVICES, INC.

                             1998 STOCK OPTION PLAN


1.      PURPOSE

        The purpose of this 1998 Stock Option Plan (the "Plan") of Analog Devices, Inc. a Massachusetts corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any present or future subsidiary corporations of Analog Devices, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").

2.      ELIGIBILITY

        All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options (each, an "Option") under the Plan. Each person who has been granted an Option under the Plan is hereinafter referred to as "Optionee".

3.      ADMINISTRATION; DELEGATION

        (a) ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Options and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Option. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board, the Committee or the executive officer referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to the Committee or executive officer.

        (c) DELEGATION TO EXECUTIVE OFFICERS. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Options and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Options and the maximum number of shares for any one Optionee to be made by such executive officers.

4.      STOCK AVAILABLE FOR OPTIONS

        (a) NUMBER OF SHARES. Subject to adjustment pursuant to Section 4(c), Options may be granted under the Plan for up to 15,000,000 shares of common stock, $0.16-2/3 par value of the Company ("Common Stock"). If any Option expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Option shall again be available for the grant of Options under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b) PER-OPTIONEE LIMIT. Subject to adjustment pursuant to Section 4(c), the maximum number of shares of Common Stock with respect to which an Option may be granted to any Optionee under the Plan shall be 750,000 per calendar year. The per-Optionee limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

        (c) CHANGES IN CAPITALIZATION. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Optionee limitation set forth in Section 4(b) and
(iii) the number and class of securities and exercise price per share subject to each outstanding Option shall be appropriately adjusted by the Company to the extent the Board shall determine, in good faith, that such an adjustment is necessary and appropriate. If this Section 4(c) applies and Section 6(b) also applies to any event, Section 6(b) shall be applicable to such event, and this
Section 4(c) shall not be applicable.

        (d) SUBSTITUTE OPTIONS. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

5.      OPTION TERMS

        (a) GENERAL. The Board may grant Options to purchase Common Stock and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

        (b) INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to an Optionee, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

        (c) EXERCISE PRICE. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable Option Agreement; PROVIDED, HOWEVER, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Board, at the time of the Option grant ("Fair Market Value").

        (d) OPTION AGREEMENT; DURATION OF OPTIONS. Each Option may be evidenced by an Option Agreement in such form and containing such provisions as the Board from time to time shall approve. Any Option not documented by written agreement shall be memorialized by a written confirming memorandum to the Optionee stating the material terms of the Option. (For purposes of the Plan, Option Agreement, as defined herein, shall also include any such confirming memorandum.) Each Option Agreement shall specify the period or periods during which the Option may be exercised and shall specify the effect of termination of employment on the exercisability of the Option. The Option Agreement may also include, without limitation, provisions relating to (i) subject to the provisions of Section 6, the acceleration and vesting of Options, (ii) a provision that permits Options to vest and remain exercisable after the Optionee ceases to be employed by, or retained as a consultant or advisor to, the Company or any subsidiary or affiliate of the Company, and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Board shall, in its sole discretion, determine. The terms and conditions of the respective Option Agreements need not be identical.

        (e) EXERCISE OF OPTION. Options may be exercised by delivery to the Company of a written notice of exercise, e-mail or other form of notice approved by the Board together with payment as specified in Section 5(f) for the number of shares for which the Option is exercised.

        (f) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                (1) in cash or by check, payable to the order of the Company;

                (2) except as the Board may, in its sole discretion, otherwise provide in an Option Agreement, (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

                (3) delivery of shares of Common Stock owned by the Optionee valued at their Fair Market Value as determined by the Board, which Common Stock was owned by the Optionee for at least six months prior to such delivery;

                (4) to the extent permitted by the Board, in its sole discretion, (i) by delivery of a promissory note of the Optionee to the Company on terms determined by the Board or (ii) by payment of such other lawful consideration as the Board may determine; or

                (5)     any combination of the above permitted forms of payment.

6.      LIQUIDATION; ACQUISITION EVENT; CHANGE IN CONTROL

        (a) LIQUIDATION OR DISSOLUTION. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Optionees provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

        (b)     ACQUISITION AND CHANGE IN CONTROL EVENTS

                (1)     DEFINITIONS

                        (a)     An "Acquisition Event" shall mean:

                                (i)     any merger or consolidation of the
                                        Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property; or

                                (ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

                        (b)     A "Change in Control Event" shall mean:

                                (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that for purposes of this subsection
                                        (i), the following acquisitions shall
                                        not constitute a Change in Control
                                        Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company),
                                        (B) any acquisition by any employee
                                        benefit plan (or related trust)
                                        sponsored or maintained by the Company
                                        or any corporation controlled by the
                                        Company, or (C) any acquisition by any
                                        corporation pursuant to a Business
                                        Combination (as defined below) which
                                        complies with clauses (x) and (y) of
                                        subsection (iii) of this definition; or

                                (ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board
                                        (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; PROVIDED, HOWEVER, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or


                                (iii)   the consummation of a merger,
                                        consolidation, reorganization or
                                        statutory share exchange involving the
                                        Company or a sale or other disposition
                                        of all or substantially all of the
                                        assets of the Company (a "Business
                                        Combination"), unless, immediately
                                        following such Business Combination,
                                        each of the following two conditions is
                                        satisfied: (x) all or substantially all
                                        of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their respective ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

                        (c) "Good Reason" shall mean any significant diminution in the Optionee's title, authority, or responsibilities from and after such Acquisition Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Optionee from and after such Acquisition Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Optionee is principally located to a location that is greater than [35] miles from the current site.

                        (d) "Cause" shall mean any (i) willful failure by the Optionee, which failure is not cured within 30 days of written notice to the Optionee from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Optionee which affects the business reputation of the Company.

                (2)     EFFECT ON OPTIONS

                        (a) ACQUISITION EVENT. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a

                                Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all of the outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); PROVIDED THAT (i) any options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 422 of the Code and (ii) if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between an Optionee and the Company, the vesting schedule of such assumed or substituted options shall provide (A) that one-half of the number of shares subject to the Option which were not already vested shall be immediately exercisable in a manner consistent with that set forth in the first two sentences of subsection (b) below and (B) that such assumed or substituted options shall immediately become exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Acquisition Event, the Optionee's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Optionee or is terminated without Cause by the Company or the acquiring or succeeding corporation.

                                        Notwithstanding the foregoing, if the
                                acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall (x) upon written notice to the Optionees, provide that all then unexercised Options will become exercisable in full as of a specified time (the "Acceleration Time") prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Optionees before the consummation of such Acquisition Event, and/or (y) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and each Optionee shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which
                                (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

                        (b) CHANGE IN CONTROL EVENT THAT IS NOT AN ACQUISITION EVENT. Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between an Optionee and the Company, the vesting schedule of such Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date or dates after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares that would otherwise have first become vested on each subsequent vesting date shall continue to become vested on each subsequent vesting date in accordance with the original vesting schedule set forth in such Option; PROVIDED, HOWEVER, that each such Option shall immediately become exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Optionee's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Optionee or is terminated without Cause by the Company or the acquiring or succeeding corporation.

7.      REPRICING OF OPTIONS.

        The Board shall have the authority, at any time and from time to time, with the consent of the affected option holders, to amend any or all outstanding options granted under the Plan to provide an option exercise price per share which may be lower or higher than the original option exercise price, and/or to cancel any such options and grant in substitution therefor new options covering the same or different numbers of shares of Common Stock having an option exercise price per share which may be lower or higher than the exercise price of the canceled options.

8.      GENERAL PROVISIONS APPLICABLE TO OPTIONS

        (a) TRANSFERABILITY OF OPTIONS. Except as the Board may otherwise determine or provide in an Option, Options shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Optionee, shall be exercisable only by the Optionee. References to an Optionee, to the extent relevant in the context, shall include references to authorized transferees.

        (b) BOARD DISCRETION. Except as otherwise provided by the Plan, each Option may be granted alone or in addition or in relation to any other Option. The terms of each Option need not be identical, and the Board need not treat Optionees uniformly.

        (c) TERMINATION OF STATUS. The Board shall determine the effect on an Option of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of an Optionee and the extent to which, and the period during which, the Optionee, the Optionee's legal representative, conservator, guardian or designated beneficiary may exercise rights under the Option.

        (d) WITHHOLDING. Each Optionee shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Options granted to such Optionee no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Option, Optionees may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Option creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to an Optionee.

        (e) AMENDMENT OF OPTION. The Board may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another Option of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, PROVIDED that the Optionee's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Optionee.

        (f) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restrictions from shares previously delivered under the Plan until
(i) all conditions of the Option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Optionee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (g) ACCELERATION; CONTINUED VESTING. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, and may at any time provide for the continued vesting and exercisability of any Options for such period of time after the Optionee's employment terminates as the Board shall determine.

9.      MISCELLANEOUS

        (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving an Optionee the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with an Optionee free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

        (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Option, no Optionee or designated beneficiary of the Optionee shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Option until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an Optionee who exercises an Option between the close of business on the record date for such stock dividend and the close of business on the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is adopted by the Board. No Option shall be granted under the Plan after ten (10) years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Options previously granted may extend beyond that date.

        (d) AMENDMENT AND TERMINATION OF PLAN. The Board may terminate the Plan at any time, except with respect to Option grants then outstanding. The Board may amend or suspend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code.

        (e) GOVERNING LAW. The provisions of the Plan and all Options granted hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

                         Adopted by the Board of Directors on January 15, 1998

                                  DETACH HERE

                                     PROXY

                              ANALOG DEVICES, INC.

                ANNUAL MEETING OF STOCKHOLDERS - MARCH 10, 1998

     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Paul P. Brountas, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of stock of Analog Devices, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 10, 1998, at 10:00 a.m. (Local Time) and at any adjournment thereof.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF THE DIRECTORS


                  (Continued and to be signed on reverse side)

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POST-PAID RETURN ENVELOPE.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                                  DETACH HERE

     Please mark
[X]  votes as in
     this example.

     UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS SET FORTH BELOW.

                                                                                                              FOR  AGAINST  ABSTAIN
     1. Election of Class II Directors (for all nominees             2. To approve the Company's 1998         [ ]    [ ]      [ ]
        except as marked below).                                        Stock Option Plan.

        Nominees: Jerald G. Fishman and F. Grant Saviers             3. To approve amendments to the          [ ]    [ ]      [ ]
                                                                        Company's 1994 Director Option
                FOR   WITHHELD                  Mark here               Plan.
                [ ]      [ ]                    IF YOU PLAN
                                                TO ATTEND    [ ]     4. To ratify the selection by the Board  [ ]    [ ]      [ ]
                                                THE MEETING             of Directors of Ernst & Young LLP
                                                                        as the Company's independent
 [ ]                                            Mark here               auditors for the fiscal year ending
    ----------------------------------------    FOR ADDRESS             October 31, 1998.
     For both nominees except as noted above    CHANGE AND   [ ]
                                                NOTE BELOW           5. To conduct such other business as may properly come before the meeting or any adjournment or adjournments of the
                                                                        meeting.

                                                                     Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executor, administrators, trustees, guardians, attorneys and corporate officers should add their titles.





Signature:                                  Date:                 Signature:                                  Date:
          ---------------------------------       ---------------           ---------------------------------       ---------------